Exhibit 23.2

12 April 2018

Daqo New Energy Corp.

666 Longdu Avenue

Wanzhou, Chongqing F4 404000

The People’s Republic of China

Dear Sirs,

We hereby consent to the use of our name under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the registration statement on Form F-3, originally filed by Daqo New Energy Corp. with the Securities and Exchange Commission on 19 March 2018 under the Securities Act of 1933, as amended.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ DaHui Lawyers

DaHui Lawyers